Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE

   DESCRIPTION OF SECURITY/ISSUER

   ISSUE SIZE

   AMOUNT PURCHASED

   LIST OF UNDERWRITERS

   NAME OF AFFILIATED BROKER-DEALER

3/6/17
Monmouth Real Estate Series C (Preferred)
$73,500,000
$2,548,000
JPMorgan, RBC Capital
Markets, BMO Capital
JPMorgan Securities LLC